EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Jon Harris - Tel. (773) 864-6850

Bally Total Fitness

MWW GROUP
Carreen Winters
201-507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

Bally Total Fitness Announces Receipt of Request from U.S. Attorney

Company Also Evaluating Shareholder Demand to Take Action Against
Parties Responsible for Accounting Errors

CHICAGO, IL – February 16, 2005 – Bally Total Fitness (NYSE: BFT) announced today that following its recent disclosure of the results of its Audit Committee investigation, the Company received a request for information from the United States Attorney for the District of Columbia in connection with a criminal investigation being conducted by that office. Bally is fully cooperating with the investigation.

As announced last week, the Audit Committee’s investigation found multiple accounting errors in the Company’s financial statements and concluded that four former finance executives, including the Company’s former Chief Executive Officer and former Chief Financial Officer, engaged in improper conduct. As a result, Bally announced that it would make no further payments to its former CEO and former CFO under their severance arrangements and the Company terminated its Controller and its Treasurer.

Separately, Bally also announced today that it has received a shareholder demand that it bring actions or seek other remedies against parties potentially responsible for the Company’s accounting errors. The Board of Directors is currently evaluating the request.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally is dedicated to improving the lives of active, fitness-conscious consumers and being the leader in providing health and fitness services and products.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC investigation and any further or future internal investigation, conducted by the Company, actions taken in response to the Audit Committee report, the review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; the identification of one or more additional issues that require restatement of one or more prior period financial statements; the impact of the existence of material weaknesses in internal controls over financial reporting; the general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or the impact of existing or future litigation or governmental proceedings; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.